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                          ACCOUNTANTS' CONSENT


The Boards of Directors
Charter Medical Corporation and
  National Medical Enterprises, Inc.


     We consent to the incorporation by reference in the registration statements Nos. 33-57210 and 33-62542 on Form S-8 of Charter Medical Corporation of our report dated August 11, 1994, with respect to the combined financial statements of the Selected Psychiatric Hospitals of National Medical Enterprises, Inc. as of May 31, 1994 and 1993, and for each of the years in the three-year period ended May 31, 1994, which report appears in the Form 8-K/A of Charter Medical Corporation dated September 13, 1994.

                                                  KPMG Peat Marwick LLP

Los Angeles, California
September 13, 1994